Exhibit 5.1

June 26, 2008

Cameron International Corporation

1333 West Loop South, Suite 1700

Houston, Texas 775201

Ladies and Gentlemen:

We have acted as counsel for Cameron International Corporation, a Delaware corporation (the “Company”), with respect to the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated June 26, 2008 (the “Prospectus Supplement”), to the prospectus, dated June 23, 2008 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), included as a part of the Registration Statement on Form S-3 (the “Registration Statement”) relating to sale by the Company to J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and UBS Securities LLC, as representatives of the several underwriters (the “Representatives”), pursuant to that certain Underwriting Agreement, dated June 23, 2008 (the “Underwriting Agreement”), between the Company and the Representatives, of $450,000,000 in aggregate principal amount of the Company’s 6.375% Notes due 2018 (the “2018 Notes”) and $300,000,000 in aggregate principal amount of the Company’s 7.00% Notes due 2038 (the “2038 Notes,” and together with the 2018 Notes, the “Securities”) issued under that certain Indenture, dated as of June 26, 2008, as supplemented by the First Supplemental Indenture, dated June 26, 2008, and the Second Supplemental Indenture, dated June 26, 2008 (collectively, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Underwriting Agreement, (iii) the Indenture and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

Based on the foregoing, we are of the opinion that the Securities have been duly authorized and, when executed and authenticated by the Trustee under the Indenture and issued and delivered in accordance with the provisions of the Underwriting Agreement and the Indenture, such Securities will constitute legal, valid and binding obligations of the

Company enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

The opinions expressed herein are limited in all respects to (1)  the laws of the State of New York, (2) the General Corporation Law of the State of Delaware, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and (3) applicable federal law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.